EXHIBIT 23.3

                               Letterhead of KPMG


                          Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2002, related to the statement of net assets available for plan benefits of the Shire US Inc. 401(k) Savings Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2001 annual report on Form 11-K of Shire US Inc. 401(k) Savings Plan.


/s/  KPMG LLP

Cincinnati, Ohio

June 28, 2002